August 23, 2019

BY ELECTRONIC MAIL

Lazex Inc.

68-29 Husitska St.

Zizkov

Prague 13000

Czech Republic

Re: resignation from the board of directors

Effective as of the 23rd day of August, 2019, I, Iuliia Gitelman, hereby terminate my directorship in Lazex Inc. (the “Company”) and resign from the board of directors, in addition to resigning all positions as an officer of the Company. I confirm that I am not owed any amounts of cash shares or other forms of compensation whatsoever for my service as a director, officer, or in any other capacity whatsoever. I further agree that any and all other amounts which may be due and owing to me by the Company (whether by way of loan, advance, reimbursement, or any other form) are hereby waived and of no further force and effect. Furthermore, I hereby waive any and all rights and claims that I may have now or in the future, both known and unknown, against the Company in respect of my service as a director or officer, or in any other regard or relationship.

Yours truly,

/s/ Iuliia Gitelman

Iuliia Gitelman